Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form Post-effective Amendment No.1 to Form F-4 of our report dated April 25, 2025 relating to the financial statements of POLIBELI GROUP LTD appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, NY

April 25, 2025